FOR IMMEDIATE RELEASE
August 24, 2005

For further information contact:
Kevin M. McCloskey
Senior Vice President and Chief Operating Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                   Synergy Financial Group, Inc. Announces the
                     Appointment of Chief Financial Officer

Cranford,  New  Jersey,  August 24, 2005 - John S.  Fiore,  President  and Chief
Executive Officer of Synergy Financial Group, Inc. (NASDAQ: SYNF) (the "Company"), the holding company of Synergy Bank and Synergy Financial Services, Inc., announced today that the Company's Board of Directors approved the appointment of A. Richard Abrahamian as Senior Vice President and Chief Financial Officer of Synergy Financial Group, Inc. and its wholly-owned subsidiary, Synergy Bank (the "Bank"), at its August 23, 2005 meeting.

Mr. Abrahamian joined the Bank in July, 2005 as Senior Vice President of Finance and Accounting. He was formerly a senior vice president with PNC Bank, responsible for evaluating opportunities for expansion and performance enhancement within the bank's retail banking network. Prior to that, he was Senior Vice President and Chief Accounting Officer at UnitedTrust Bank and Vice President and Controller at its parent company, United National Bancorp, from August, 1992 until their acquisition by PNC Bank in January, 2004.

Mr. Abrahamian earned a BS in Accounting and a MBA in Finance from Fairleigh Dickinson University and is a graduate of the University of Delaware's Stonier Graduate School of Banking.

Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company


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that provides a  diversified  line of products and services to  individuals  and small- to mid-size businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 19 branch offices located in Middlesex, Monmouth, Morris, and Union counties New Jersey.

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